UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2021

APTINYX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38535	45-4626057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Davis Street, Suite 600

Evanston, IL 60201

(Address of principal executive offices, including zip code)

(847) 871-0377

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	APTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On May 10, 2021, Aptinyx Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) to report under Item 5.02 that the Board of Directors of the Company (the “Board”) unanimously appointed Dr. Joan W. Miller to the Board. Pursuant to Item 5.02(d) of Form 8-K, the Company is now filing this Amendment No. 1 to disclose the committees of the Board to which Dr. Miller has been appointed, including the newly established science and medicine committee of the Board. The disclosure included in Item 5.02 of the Original 8-K otherwise remains unchanged. Item 5.02 of the Original 8-K is amended to read in its entirety as follows:

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 07, 2021, the Board unanimously appointed Dr.  Miller to the Board. Upon her appointment to the Board, Dr. Miller became a member of the class of directors with terms expiring at the 2023 Annual Meeting of Stockholders of the Company. On August 25, 2021, the Board appointed Dr. Miller to serve as a member of the Nominating and Corporate Governance Committee of the Board, to replace Patrick Enright as a member of that committee, and to serve as a member of the Science and Medicine Committee of the Board.

The Board has determined that Dr. Miller qualifies as an independent director and is qualified to serve under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing rules of the Nasdaq Stock Market LLC. For her service on the Board, Dr. Miller will receive the same compensation as other non-employee directors, as described in the Company’s most recent proxy statement filed with the SEC. Dr. Miller has also entered into the Company’s standard form of indemnification agreement.

Dr. Miller, age 62, currently serves as the David Glendenning Cogan Professor of Ophthalmology and Chair of the Department of Ophthalmology at Harvard Medical School, as well as Chief of Ophthalmology at both Massachusetts Eye and Ear and Massachusetts General Hospital. Dr. Miller is also a member of the National Academy of Medicine, a Gold Fellow of the Association for Research in Vision and Ophthalmology (ARVO), and has served on numerous Scientific Advisory Boards across the biopharmaceutical industry. She was the co-recipient of the 2014 António Champalimaud Vision Award, the highest distinction in ophthalmology and visual science. Throughout her career, Dr. Miller has been a pioneering figure in academic leadership, becoming the first female physician to achieve the rank of Professor of Ophthalmology at Harvard Medical School, and the first woman to serve as Chair of the Department of Ophthalmology. Additionally, she was the first woman to receive both the Mildred Weisenfeld Award for Excellence in Ophthalmology from ARVO, as well as the Charles L. Schepens Award from American Academy of Ophthalmology. Dr. Miller earned an S.B. in life sciences from the Massachusetts Institute of Technology and an M.D. cum laude from Harvard Medical School. She subsequently completed residency training in ophthalmology followed by a vitreoretinal clinical fellowship at Massachusetts Eye and Ear, Harvard Medical School.

The Company believes Dr. Miller is qualified to serve on the Board based on her extensive expertise within the life sciences industry.

There are no arrangements or understandings between Dr. Miller and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Dr. Miller and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 25, 2021, the Board established a standing Science and Medicine Committee, to which Dr. Miller was appointed. The members of the Science and Medicine Committee are Dr. Miller, Mr. Henry O. Gosebruch, Dr. Adam M. Koppel, and Dr. Rachel E. Sherman, with Dr. Miller serving as the chairperson of the committee. Each member will receive an annual retainer of $4,000 for serving as a member of the committee, and the chairperson will receive an $8,000 annual retainer for serving as the chairperson of the committee, each to be paid in accordance with the Company’s non-employee director compensation policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aptinyx Inc.

Date: August 31, 2021	By:	/s/ Ashish Khanna
Ashish Khanna
Chief Financial Officer and Chief Business Officer